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                                                                    EXHIBIT 11

                         LITTLEFIELD, ADAMS & COMPANY
                      COMPUTATION OF EARNINGS PER SHARE
                   (In Thousands, Except Per Share Amounts)


                                                        For the Three Months
                                                           Ended March 31,
                                                        --------------------
                                                        1997(b)       1996
                                                        -------      -------
PRIMARY EARNINGS PER SHARE CALCULATION:
---------------------------------------
Earnings:
  Net income (loss) applicable to common stock          $  (596)     $   186
                                                        =======      =======
Shares:
  Weighted average number of shares of common
   stock outstanding                                      2,278        2,280
  Weighted average common stock equivalents
   applicable to stock options                               --           --
  Weighted average common stock equivalents
   applicable to shares to be issued in
   settlement of litigation                                 502           --
                                                        -------      -------
  Weighted average shares used for computation            2,780        2,280
                                                        =======      =======

Primary earnings per common share:
  Net income (loss) applicable to common stock          $ (0.21)     $  0.08
                                                        =======      =======

FULLY DILUTED EARNINGS PER SHARE CALCULATION:(a)
------------------------------------------------
Earnings:
  Net income (loss) applicable to common stock          $  (596)     $   186
                                                        =======      =======
Shares:
  Weighted average number of shares of common
   stock outstanding                                      2,278        2,280
  Weighted average common stock equivalents
   applicable to stock options                               --           --
  Weighted average common stock equivalents
   applicable to shares to be issued in
   settlement litigation                                    502           --
                                                        -------      -------
  Weighted average shares used for computation            2,780        2,280
                                                        =======      =======

Fully diluted earnings per common share:
  Net income (loss) applicable to common stock          $ (0.21)     $  0.08
                                                        =======      =======


(a) This calculation is submitted in accordance with Item 601(b)(ii) of Regulation S-K, although it is not required by APB Opinion No. 15 because it results in dilution of less than three percent.

(b) The stock options have an antidilutive effect on net loss per share in 1997 and are, therefore, excluded from the computation.